Exhibit (d)(iii)

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of November 1, 2017 by and between FQF Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Schedule A as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and AGF Investments America Inc., an Ontario, Canada corporation (“AGFA” or the “Manager”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to establish and designate separate and distinct series, and issue shares of each series or class (or separate classes) thereof, each series having its own investment objective or objectives, policies, and limitations; and

WHEREAS, the Board of Trustees of the Trust (the “Board”) may from time to time terminate such series or establish and designate additional series; and

WHEREAS, the Manager is engaged in rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust desires to retain the Manager to provide investment advisory and related management services to each of the Funds, and the Manager is willing to provide, procure or arrange for the provision of such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the Trust and the Manager hereby agree as follows:

1.	Appointment.

AGFA is hereby appointed as the investment manager with respect to the Funds, subject to the direction of the Board, for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to provide, procure or arrange for the provision of the services herein described, for the compensation herein provided.

2.	Investment Advisory and Related Management Services.

(a)        Subject to the oversight of the Board, the Manager shall: (i) develop the overall investment strategies and provide recommendations to the Board regarding each Fund’s investment objective or objectives, strategies, policies, and restrictions; (ii) provide a continuous investment program for each Fund; and (iii) oversee and manage all aspects of the advisory operations of each Fund and the composition of the investment portfolio of each Fund, including the purchase, retention, and disposition of securities and other assets therein, in accordance with the investment objective or objectives, strategies, policies, and restrictions of the Fund, as stated in its currently effective Prospectus (as hereinafter defined). Such services shall be provided in conformity with the Declaration of Trust and By-Laws (each as hereinafter defined) of the Trust, under the instructions and directions of the Board, and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder, the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies, and all applicable rules and regulations thereunder, and all other applicable federal and state laws and regulations. In connection with the services provided under this Agreement and to the extent applicable to the Trust and each Fund, the Manager will use its best efforts to manage each Fund so that it will satisfy the requirements applicable to regulated investment companies under Subchapter M of the Code and the regulations issued thereunder. In managing each Fund in accordance with the requirements set out in this Section, the Manager will be entitled to receive and act upon advice of counsel for the Trust or a Fund.

(i)        Subject to the Manager’s authority to delegate investment advisory services under this Agreement, the Manager will conduct a continuous program of evaluation, investment, sales, and reinvestment of the Funds’ assets by determining the securities and other instruments or transactions to be purchased, sold or entered into (as applicable) by each Fund and place orders with brokers or dealers, foreign currency dealers, futures commission merchants or others pursuant to the Manager’s determinations and all in accordance with each Fund’s policies as set out in the Prospectus of the Fund or as adopted by the Board and communicated or otherwise disclosed to the Manager. The Manager will determine what portion of each Fund’s investment portfolio will be invested in securities and other assets and what portion, if any, should be invested in cash equivalents or held uninvested in cash. Each Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policies available to the Manager.

The Manager may, at its own expense, through a sub-advisory agreement or other arrangement, delegate to a sub-adviser certain of the duties enumerated in this Agreement, including the management of all or a portion of a Fund’s assets, subject to compliance with the 1940 Act or applicable exemptive rule or relief or interpretations of the U.S. Securities and Exchange Commission (“SEC”) or its staff, including the prior approval of a majority of the Trustees of the Board, including a majority of the Trustees who are not parties to the agreement and who are not “interested persons,” as defined in the 1940 Act, of the Trust, the Manager, or the sub-adviser (such non-interested persons, the “Independent Trustees”) and, to the extent required, of the shareholders of the Fund. In connection with such delegation, the Manager shall perform the appropriate due diligence to evaluate the potential sub-adviser and provide oversight services pursuant to Section 2(b) below. Subject to the prior approval of a majority of the Trustees of the Board, including a majority of the Independent Trustees, and, to the extent required by applicable law, by the shareholders of the Fund, the Manager may adjust such delegated duties, the portion of the Fund’s assets being managed by the sub-adviser, and the fees to be paid by the Manager to the sub-adviser; provided, that in each case, the Manager will continue to oversee the services provided by such sub-adviser and its employees pursuant to Section 2(b) below and any such delegation will not relieve the Manager of any of its obligations under this Agreement. If applicable for a Fund with multiple sub-advisers, the Manager may be responsible for the allocation of assets and the coordination of certain investment activities between or among the sub-advisers.

(ii)        Subject to the policies established by, and any direction from, the Board, the Manager will be responsible for selecting the brokers or dealers that will execute the purchases and sales of securities for a Fund. The Manager will place orders pursuant to its determination with or through such persons, brokers or dealers (including any affiliated brokers or dealers) in conformity with the Trust’s policies and procedures.

In the selection of brokers or dealers and the placing of orders for Fund transactions, bearing in mind the Fund’s best interests, the Manager is directed at all times to seek to obtain the best execution for the Funds, taking into account: price (including, but not limited to, the applicable brokerage commission or spread); the size of the order; the nature of the market for the security; the timing of the transaction; the reputation, experience and financial stability of the broker or dealer involved; the quality of the service; the difficulty of execution; the execution capabilities and operational facilities of the broker or dealer involved; the broker’s or dealer’s risk in positioning a block of securities; and any other factors set forth in a Fund’s Registration Statement, as defined below (“Best Execution”).

It is understood that it may be desirable for the Funds that the Manager have access to supplemental investment and market research and security and economic analyses that are consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are provided by brokers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking Best Execution. Therefore, subject to compliance with the safe harbor provided by Section 28(e) of the 1934 Act and such other conditions and limitations as may be established by the Board from time to time, if any, the Manager is authorized to consider such services provided to the Funds and other accounts over which the Manager exercises investment discretion and to place orders for the purchase and sale of securities for the Funds with such brokers, if the Manager determines in good faith that the amount of commissions for executing such portfolio transactions is reasonable in relation to the value of the brokerage and research services provided by such brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its services to other clients. The Manager shall cooperate with the Trust in the analysis of the quality of the execution of its trades and provide, upon reasonable request from the Trust, information on brokerage and research services obtained.

The Manager may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Funds as well as its other clients, aggregate, to the extent permitted by applicable laws, rules and regulations, the securities to be sold or purchased in order to obtain Best Execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Manager in a manner that is equitable and consistent with its obligations to the Funds. Any entity or person associated with the Manager that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of a Fund to the extent and as permitted by Section 11(a)(1)(H) of the 1934 Act thereunder. Notwithstanding the foregoing, the Board may from time to time adopt policies and procedures that modify and/or restrict the Manager’s authority regarding the execution of the Funds’ securities transactions provided herein.

The Manager will periodically report to the Board on the investment program for the Funds and render to the Board such special reports as the Board may reasonably request. The Manager will also make available its officers and employees to the Board and officers of the Trust for consultation and discussion regarding the management of the Funds and the services provided under this Agreement.

The Manager shall implement proxy voting policies and procedures as approved or directed by the Board, and shall exercise all rights of security holders with respect to securities held by the Funds, including responding to corporate actions taken by issuers of each Fund’s portfolio holdings, consistent with its fiduciary duty to the Funds.

(b)        To the extent that the Manager delegates to a sub-adviser any of the duties enumerated in this Agreement with respect to a Fund, the Manager shall oversee each sub-adviser’s performance of the delegated functions, including by performing the following services as applicable and using such means deemed by the Manager to be appropriate or as otherwise reasonably requested by the Board:

(i)       monitor and evaluate the performance of the sub-adviser with respect to the investment objective or objectives, strategies, and policies of the Fund, as described in the Prospectus, and supervise the sub-adviser with respect to the services that the sub-adviser provides under the sub-advisory agreement or other arrangement;

(ii)       monitor the sub-adviser for adherence to the investment objective or objectives, strategies, policies, and restrictions of the Fund, as described in the Prospectus;

(iii)       Prepare, and use its best efforts to cause the sub-adviser to prepare, and present periodic reports to the Board regarding the investment performance of the sub-adviser and other information regarding the sub-adviser, at such times and in such forms as the Board may reasonably request;

(iv)       Consider material changes in the personnel of the sub-adviser responsible for performing the sub-adviser’s obligations under the sub-advisory agreement or other arrangement and material changes in the ownership or senior management of the sub-adviser for their potential impact on the quality of the services provided to the Fund and make appropriate reports to the Board;

(v)       Perform in-person or telephonic diligence meetings with representatives of the sub-adviser with such frequency as deemed necessary by the Manager;

(vi)       Assist the Board in developing and reviewing information with respect to the initial approval of the sub-advisory agreement with the sub-adviser, if any, and consideration of renewal of the agreement thereafter;

(vii)       If appropriate, analyze and recommend for consideration by the Board termination of a sub-advisory agreement under which the sub-adviser provides advisory services to the Fund;

(viii)       If appropriate, identify potential successors to or replacements of the sub-adviser or potential additional sub-advisers, perform appropriate due diligence, and develop and present to the Board a recommendation as to any such successor, replacement, or additional sub-adviser;

(ix)       monitor the sub-adviser’s voting of proxies with respect to the Funds’ portfolio holdings;

(x)       monitor the sub-adviser’s compliance with the federal securities laws and other applicable laws and regulations with respect to the Funds; and

(xi)       Perform such other periodic monitoring and reporting functions as the Board shall reasonably request consistent with this Agreement and applicable law.

3.	Administrative Services.

(a)       The Manager shall, at its own expense, provide, procure, or arrange for the provision of such additional administrative services related to its advisory functions or the functions listed below, as reasonably requested by the Board or the officers of the Trust, provided that such services are not (i) directly or indirectly provided to the shareholders of the Funds; (ii) related to the distribution of the Funds’ shares; (iii) rendered by agents engaged by the Trust or the Board or (iv) required to be rendered by any person pursuant to any other agreement or arrangement with the Trust or a Fund:

(i)        Provide such information as may be reasonably requested in connection with the preparation of all periodic reports by the Funds to their shareholders and all reports and filings required to maintain the registration and qualification of the Funds and shares of the Funds, or to meet other regulatory or tax requirements applicable to the Funds, under federal and state securities and tax laws, and review sections of those reports and filings related to the Manager’s functions and designated responsibilities under this Agreement;

(ii)        Assist the Trust in selecting and coordinating the activities of the other agents engaged by the Trust, including the Trust’s transfer agent, custodian, administrator, independent auditors and legal counsel;

(iii)       Provide assistance to the Board in valuing the securities and other assets held by each Fund, to the extent reasonably required by the Trust’s valuation policies and procedures;

(iv)       Provide assistance to the Board in reviewing the valuation policies and procedures adopted by the Funds and recommend changes to such policies and procedures as deemed necessary or appropriate by the Manager;

(v)       Maintain and preserve, or oversee the maintenance and preservation of, and make available to the Trust and Funds all records and ledgers required by the 1940 Act and the rules thereunder that reasonably relate to the services the Manager performs for the Trust and the Funds pursuant to this Agreement; and

(vi)       Periodically evaluate the quality of services provided by service providers to the Trust and the Funds, in addition to the sub-advisers.

(b)       The appointment of the Manager to provide the services set forth in this Section is non-exclusive. The Trust has engaged the services of an administrator, and the Board may from time to time appoint other entities to provide administrative services for such compensation as deemed to be appropriate.

4.	Supplemental Arrangements

The Manager is permitted to use persons employed by an “affiliated person” (as defined in the 1940 Act) of the Manager, each of whom shall be treated as an “associated person” of the Manager (as defined in the Advisers Act) to provide, or assist in providing, discretionary and non-discretionary investment advisory services under the Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act, the rules thereunder, and relevant positions of the SEC and its staff related to “participating affiliate” arrangements. The Manager will be liable under the Agreement for any action taken by any such person on behalf of the Fund to the same extent as if the Manager had taken such action directly. All fees and/or other compensation payable to the participating affiliate shall be the sole responsibility of the Manager and neither any Fund nor the Trust shall have any obligation to pay any fee or compensation to such participating affiliate.

5.	Expenses.

(a)        In connection with the services rendered by the Manager under this Agreement, the Manager will bear the following expenses:

(i)        The expenses of providing the personnel, office space and equipment reasonably necessary for the Manager’s management of the Funds in accordance with the terms of this Agreement.

(ii)        All expenses incurred by the Manager in connection with providing the services hereunder to the Funds, other than those assumed by the Trust or the Funds hereunder, or other third party under a separate agreement.

(b)        The Manager will not be required to pay expenses of any activity which is primarily intended to result in sales of the Funds’ shares if and to the extent that:

(i)        Such expenses are required to be borne by a principal underwriter that acts as the distributor of the Funds’ shares, pursuant to an underwriting agreement that provides that the underwriter will assume such expenses; or

(ii)        The Trust, on behalf of the Funds, adopts a plan in conformity with Rule 12b-1 under the 1940 Act providing that the Funds will assume some or all of such expenses.

(d)       Each Fund assumes and will pay and, for the avoidance of doubt, the Manager shall not be responsible for paying and shall be reimbursed promptly by the Trust if it pays, the Fund’s expenses, including, but not limited to those described below (where any such category applies to more than one series of the Trust, the Fund shall be liable only for its allocable portion of the expenses), except those fees or expenses that are or may be expressly assumed by the Manager from time to time:

(i)        The fees payable to the Manager under this Agreement or expenses otherwise incurred by the Trust in connection with the management of the investment and reinvestment of the assets of the Funds and the provision of the administrative and compliance services hereunder, unless otherwise specified herein;

(ii)        Commissions (or other related fees, compensation, or transaction costs) of brokers, dealers, futures commissions merchants or other similar parties and any issue or transfer taxes chargeable to the Trust in connection with its securities or other transactions on behalf of the Funds;

(iii)        Litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business;

(iv)        The fees and expenses of the Independent Trustees and legal counsel to such Trustees, if any;

(v)        All taxes and business fees payable by the Funds to federal, state or other governmental agencies;

(vi)        The fees of any trade association of which the Trust may be a member;

(vii)       The fees and expenses involved in registering and maintaining registrations of the Trust and of its shares with the SEC and qualifying its shares under state securities laws, if applicable, including the preparation of the Trust’s Registration Statements under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statements”);

(viii)       Expenses of printing and mailing Registration Statements and supplements thereto, reports, statements and proxy materials to existing shareholders;

(ix)       The fees and expenses associated with holding shareholder and Board meetings;

(x)       The fees and expenses resulting from new services necessitated by regulatory or legal changes affecting the Funds occurring or effective after the date of this Agreement;

(xi)       The fees and expenses of the Trust’s custodian and the Funds’ transfer and dividend disbursing agent, which may be a custodian of the Funds;

(xii)        The fees and expenses of securities lending agents, including expenses and costs associated with the Funds’ securities lending activities and the oversight thereof, and the Funds’ line of credit or credit facility, if any, including the interest expense of borrowing money;

(xiii)        The charges and expenses of legal counsel for the Trust with respect to the Funds, including any portion of the cost of maintaining an internal legal or compliance department for the benefit of the Funds, which may be under the auspices of the Manager, and any other expenses for legal services to the Trust, Independent Trustees or a Fund;

(xiv)        The charges and expenses of independent accountants for the Trust, including any portion of the cost of maintaining an internal accounting department for the benefit of the Funds, which may be under the auspices of the Manager, and any other expenses for auditing or accounting services to the Trust or a Fund;

(xv)        The cost of share certificates representing the Funds’ shares, if any;

(xvi)        The cost of fidelity and D&O and E&O insurance; and

(xvii)       Other fees properly payable by the Funds, as approved by the Board.

(e)         To the extent permitted by applicable law, regulation, and U.S. Generally Accepted Accounting Principles, the Trust hereby agrees to reimburse the Manager for the organizational expenses of, and the expenses incurred in connection with the initial offering of any new share classes of a Fund or the initial offering of a new series of the Trust, subject to any applicable expense limitation agreement or other arrangement between the Trust and the Manager.

6.	Compensation.

(a)        For the services provided and the expenses assumed by the Manager pursuant to this Agreement, the Trust will pay to the Manager as full compensation therefor a fee, plus any related taxes the Trust is required by law to pay, at the annual rate for each Fund as set forth in Schedule A. This fee will be computed daily and will be paid to the Manager monthly. For purposes of determining the fee payable to the Manager, the daily value of a Fund’s net assets will be computed at the times and in the manner specified in the Fund’s Registration Statement, and on days when the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which net assets were determined. The Manager’s fee will be chargeable only to the applicable Fund, and no other series of the Trust shall be liable for the fee due and payable hereunder.

(b)        The Manager may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse a Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Manager. Unless otherwise agreed, any fee reduction or other similar undertaking may be discontinued or modified by the Manager at any time.

(c)        If this Agreement becomes effective or terminates before the end of any month with respect to a Fund, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

7.	Additional Obligations of the Trust and Manager.

(a)        The Trust has delivered, or will deliver within a reasonable period after their creation or effectiveness, as the case may be, to the Manager copies of each of the following documents of which the Manager does not have actual knowledge and will deliver to it all future amendments and supplements, if any:

(i)        Trust Instrument of the Trust (such Trust Instrument, as in effect on the date hereof and as amended from time to time, is herein called the “Declaration of Trust”);

(ii)        By-Laws of the Trust, as amended from time to time (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

(iii)        Resolutions of the Board authorizing the appointment of the Manager and approving the form of this Agreement;

(iv)         Registration Statement, as filed with the SEC, relating to the Funds and the Funds’ shares and all amendments thereto;

(v)        Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the SEC and all amendments thereto;

(vi)        The form of Prospectus and Statement of Additional Information of the Trust pursuant to which the Funds’ shares are offered for sale to the public (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called collectively the “Prospectus”); and

(vii)        Forms of any other filings made by or on behalf of the Trust with the SEC with respect to the Funds.

(b)       During the term of this Agreement, the Trust agrees to furnish to the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Funds or to the public, which refer to the Manager in any way, prior to use thereof and, not to use such material if the Manager reasonably objects in writing within five (5) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Trust will continue to furnish to the Manager copies of any of the above-mentioned materials that refer in any way to the Manager. The Trust shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Funds as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

(c)        Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state regulators) in connection with any investigation or inquiry relating to this Agreement or the Funds.

(d)       The Manager will be responsible for meeting the Manager’s regulatory obligations, including the preparation and filing of such reports with respect to the assets of a Fund reflecting holdings over which the Manager or its affiliates have investment discretion as may be required from time to time, including but not limited to Schedule 13G and Form 13F under the 1934 Act

8.	Representations and Warranties of the Manager.

(a)        The Manager represents and warrants that it has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the 1940 Act, that are reasonably designed to prevent violations of the federal securities laws and the rules thereunder by the Manager and its supervised persons (the “Adviser Compliance Procedures”). The Manager represents and warrants that it has provided the Trust with summaries of the Adviser Compliance Procedures and agrees to permit the Trust’s Chief Compliance Officer to conduct reviews and oversight of such policies and procedures in accordance with Rule 38a-1 under the 1940 Act. The Manager shall provide periodic reports to and notify the Trust’s Chief Compliance Officer and the Trust of any material violations of the federal securities laws, and any material changes to the Adviser Compliance Procedures or any other policies or procedures as they otherwise pertain to activities performed for or on behalf of the Trust.

(b)       The Manager represents and warrants that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 of the Advisers Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption, and will notify the Trust’s Chief Compliance Officer and the Trust of any material changes to its code of ethics. The Manager or the Manager’s Chief Compliance Officer shall, as required by Rule 17j-1, certify to the Trust that the Manager has complied with the requirements of Rule 17j-1 during each relevant period and that there has been no material violation of the Manager’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation and Manager has provided a written report to the Trust regarding the violation. Upon the written request of the Trust or the Trust’s Chief Compliance Officer, the Manager shall permit the Trust and its employees or agents to examine the reports required to be made by the Manager under Rule 17j-1(d)(1).

(c)       The Manager shall use commercially reasonable efforts to maintain business continuity, disaster recovery and backup capabilities and facilities necessary to perform its obligations hereunder as soon as practicable following a disruption or delay. On a timely basis as the Trust may reasonably request, the Manager shall provide sufficient information and written certification regarding its written business continuity, disaster recovery and backup plan(s) or similar protocol with respect to the Funds to satisfy the Trust’s reasonable inquiries and to assist the Trust in complying with Rule 38a-1 under the 1940 Act. The Manager shall notify the Trust, as soon as practicable by telephone, electronic mail or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event requiring the Manager to implement any procedures under any such plans.

9.	Standard of Care and Limitation of Liability.

(a)        The Manager shall fully and faithfully discharge all its obligations, duties and responsibilities pursuant to this Agreement, (i) solely in the best interests of the Funds and their shareholders, and (ii) in good faith and with the due care, skill, prudence, and diligence under the circumstances then prevailing that a prudent, professional fiduciary investment adviser acting in a like capacity would use in the conduct of an enterprise of a like character and with like aims. The Manager shall not be liable to the Trust, the Funds or to any of their respective affiliates or to any shareholder for any error of judgment or for any loss suffered by the Funds in connection with the performance of this Agreement, except for a loss resulting from the Manager’s (y) (A) willful misfeasance, bad faith, negligence or reckless disregard in the performance of its obligations and duties under Section 3 of this Agreement or (B) willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its other obligations and duties hereunder, or (z) material breach of this Agreement.

(b)        It is understood and expressly stipulated that none of the Trustees, officers, employees, agents or shareholders of the Trust or the Funds shall be personally liable hereunder. All persons dealing with the Trust must look solely to the property of the Trust or the relevant Fund(s) for the enforcement of any claims and the satisfaction of any liability against the Trust, as neither the Trustees, officers, employees, or agents nor the shareholders assume any personal liability for obligations entered into on behalf of the Trust or any Fund. No Fund shall be liable for any expense of or claim against any other series of the Trust, except Trust-wide expenses will be allocated to the various series of the Trust as determined to be appropriate by officers of the Trust.

(c)        Nothing in this Section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

(d)        Neither the Manager nor the Trust shall be liable for special, consequential or incidental damages.

10.	Insurance.

The Manager shall maintain E&O insurance coverage and fidelity insurance coverage, each in the amounts as reasonably necessary to meet obligations under this Agreement, and from insurance providers that are in the business of regularly providing insurance coverage to investment advisers with a credit rating acceptable to the Manager. The Manager shall provide written notice to the Trust: (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims are made on its insurance policies. Furthermore, it shall upon request provide to the Trust any information it may reasonably require concerning the amount of or scope of such insurance.

11.	Manager Personnel.

The Manager shall authorize and permit any of its or its affiliates’ directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in the capacities in which they are elected or appointed, and at its own expense shall make such directors, officers and employees available to attend Board meetings and meetings of any committees of the Board, the Trust or any Funds as may be reasonably requested. Services to be furnished by the Manager under this Agreement may be furnished through the medium of any of such directors, officers or employees.

12.	Duration and Termination.

(a)        With respect to each Fund identified on Schedule A hereto as in effect on the date of this Agreement, unless earlier terminated with respect to any Fund, this Agreement shall continue in full force and effect until November 1, 2019. Thereafter, unless earlier terminated with respect to a Fund, this Agreement shall continue in full force and effect with respect to each such Fund for successive periods of one year until each subsequent annual anniversary of November 1, 2019, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board, provided that such continuance is also approved by the vote of a majority of the Trustees who are not parties to this Agreement or who are Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, or (ii) the “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act).

(b)       With respect to any Fund that is added to Schedule A hereto after the date of this Agreement, this Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Fund under this Agreement or (ii) the date upon which the shares of the Fund are first sold (hereinafter, the “Commencement Date”), subject to the condition that the Board, including a majority of the Trustees who are not parties to this Agreement or who are Independent Trustees, and the shareholders of such Fund, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Fund, this Agreement shall continue in full force and effect until the first anniversary of November 1, 2019 that follows the first anniversary of the Commencement Date, but no later than two years from the Commencement Date with respect to that Fund. Thereafter, unless earlier terminated with respect to a Fund, this Agreement shall continue in full force and effect with respect to each such Fund for successive periods of one year until each subsequent annual anniversary of November 1, 2019, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board, provided that such continuance is also approved by the vote of a majority of the Trustees who are not parties to this Agreement or who are Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, or (ii) a “vote of a majority of the outstanding voting securities” of such Fund (as defined in the 1940 Act). However, any approval of this Agreement by the “vote of a majority of the outstanding voting securities” of a Fund (as defined in the 1940 Act) shall be effective to continue this Agreement with respect to such Fund notwithstanding that this Agreement has not been approved by “a vote of a majority of the outstanding voting securities” of any other Fund (as defined in the 1940 Act).

(c)        Notwithstanding the foregoing, this Agreement may be terminated with respect to any Fund covered by this Agreement: (i) by the Manager at any time, upon sixty (60) days’ written notice to the Trust or (ii) at any time without payment of any penalty by a Fund, by the Board or by a “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), upon sixty (60) days’ written notice to the Manager; provided, however, that the Trust may terminate this Agreement at any time without penalty, effective upon written notice to the Manager, in the event either the Manager ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes incapable of providing services pursuant to this Agreement, or in the event the Manager becomes bankrupt or otherwise incapable of carrying out its obligations under this Agreement. For the avoidance of doubt, if this Agreement is terminated with respect to one or more Funds it may continue in effect with respect to any Fund as to which it has not been terminated.

(d)        This Agreement shall automatically terminate in the event of its assignment, as such term is defined in the 1940 Act.

13.	Independent Contractor.

The Manager shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Funds or the Trust in any way or otherwise be deemed an agent of the Funds or the Trust.

14.	Amendment.

This Agreement reflects the entire agreement of the parties hereto and is intended to be the complete and exclusive statement of the terms hereof. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each of the parties hereto. To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Independent Trustees or Trustees who are not parties to this Agreement, and (ii) by a vote of a majority of the Funds’ “outstanding voting securities” (as defined in the 1940 Act).

15.	Notice.

Unless otherwise provided in this Agreement or agreed to by the parties, all notices and other communications hereunder shall be in writing. Notices and other writings delivered or mailed postage prepaid to the Manager at 66 Wellington St. W., 31st Floor, Toronto, Canada, M5K 1E9, Attention: Legal and the Trust at 53 State Street, Suite 1308, Boston, MA 02109, Attention: Kevin McCreadie, Vice President, or to such other address as the Manager or Trust may hereafter specify by written notice to the most recent address specified by the Trust or Manager, as applicable, shall be deemed to have been properly delivered or given hereunder to the respective addressee when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

16.	Use of Name.

The Manager and the Trust acknowledge and agree that the names “AGF,” “AGF Investments America Inc.,” and abbreviations or logos associated with those names, are the valuable property of the Manager or its affiliates; and that the Trust is authorized to publish and distribute any information, including but not limited to registration statements, advertising or promotional material that includes such names, abbreviations and logos.

17.	Captions.

The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18.	Severability.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.	Interpretation of Law.

As used in this Agreement, terms shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.	Confidentiality.

(a)        The Manager shall treat all non-public records and other information relative to the Trust, the Funds and their prior, present or potential shareholders and clients, including the list of portfolio securities, instruments and assets and liabilities of the Funds, and any trading agreements, or excerpts thereof, which it shall receive or have access to in the performance of its duties, as confidential and as proprietary information of the Trust. The Manager shall not disclose such records or information to any third party or use such records or information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and/or approval in writing by the Trust or the Trust’s Chief Compliance Officer or policies approved by the Board), provided that the Manager may disclose any information received hereunder pursuant to any applicable law, rule or regulation or in response to a request from a duly constituted regulatory, self-regulatory or other judicial authority with appropriate jurisdiction over such party or otherwise permitted to be disclosed under a policy or procedure of the Trust.

(b)       For the avoidance of doubt, the confidentiality provisions of this Section will not apply to any information that either party hereto can show: (i) is or subsequently becomes publicly available without breach of any obligation owed to the other party; (ii) became known to either party from a source other than the other party, and without breach of an obligation of confidentiality owed to the other party; (iii) is independently developed by either party without reference to the information required by this Agreement to be treated confidentially; or (iv) is used by either party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement.

21.	Third-Party Beneficiaries.

The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of shares of any Fund. The terms of this Agreement may be enforced solely by a party to this Agreement.

22.	Non-Exclusivity.

The Manager’s services to the Trust and each Fund pursuant to this Agreement are not exclusive and it is understood that the Manager may render investment advisory and related management services and administrative and compliance services to other persons (including other investment companies) and engage in other activities, so long as its services under this Agreement are not impaired by such other activities. Nothing in this Agreement shall limit or restrict the right of the Manager, the Funds, the Trust, or any of their respective Trustees, directors, officers, affiliates or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

23.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of Delaware, and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder. To the extent that the applicable laws of the State of Delaware or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute this Agreement as of the day and year first written above.

AGF Investments America Inc.

By:	/s/ Blake Goldring
Name:	Blake Goldring
Title:	Director & Chairman

FQF Trust

By:	/s/ Kevin McCreadie
Name:	Kevin McCreadie
Title:	Vice President

Schedule A

to the

Investment Management Agreement between

FQF Trust and AGF Investments America Inc.

Dated November 1, 2017

Fund	Fee, plus applicable taxes, (as an annual percentage of average daily net assets of the Fund)
AGF Global Equity Fund	0.65%
AGF Global Sustainable Growth Equity Fund	0.65%

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